Exhibit 15

August 9, 2007

PartnerRe Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke HM 08

Bermuda

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of PartnerRe Ltd. and subsidiaries for the periods ended June 30, 2007 and 2006, as indicated in our report dated August 9, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, is incorporated by reference in Registration Statements Nos. 333-11998, 333-107242 and 333-129762 on Form S-8, and in Registration Statements Nos. 333-124713 and 333-133573 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche

Deloitte & Touche

Hamilton, Bermuda